FOR IMMEDIATE RELEASE

         Audiovox Corporation Reports Fiscal First Quarter 2004 Results

o Q1 '04 sales increase 27% as both operating units post sequential gains in revenues

o Electronics sales increase 70% due to growth in consumer electronics and sound categories

o    (Basic) Earnings per share up 50% - Q1 '04 EPS of $0.09 vs. Q1 '03 of $0.06

o No conference call scheduled due to ongoing negotiations related to potential sale of Wireless Subsidiary

HAUPPAUGE, N.Y., April 14 /PRNewswire-FirstCall/ -- Audiovox Corporation (Nasdaq: VOXX) today announced results for its fiscal first quarter ended February 29, 2004. Net sales for the first quarter of fiscal 2004 were $376.9 million, an increase of 27% over $296.8 million reported in the comparable fiscal 2003 period.

Audiovox Electronics Group (AEC) reported net sales of $136.5 million, an increase of approximately 70% versus $80.3 million reported in the comparable period last year. This increase was largely due to increased sales in the sound and consumer electronics product lines in addition to sales of $15.7 million related to Audiovox Germany, which was formed in July 2003. Sales for Consumer Electronics products increased 121% to $36.5 million versus $16.5 million in the fiscal first quarter last year. This increase was driven by strong customer demand for DVD players and flat- panel TV's, products introduced during fiscal 2003. Fiscal first quarter sales in the Sound category increased 303% to $50.3 million versus $12.5 million in the comparable prior year period, as the new brands acquired from the Recoton acquisition and increased sales in the satellite radio product line contributed to the success. Mobile Electronics posted a 3% drop off in post holiday sales of video-in- a-bag products as compared to the prior year, though the Company does not expect the decrease in this category to be a future trend.

The Company's  majority owned subsidiary,  Audiovox  Communications  Corporation
(ACC) posted net sales of $240.3 million, an increase of 11% as compared to $216.6 million reported in the fiscal first quarter last year. Unit sales of wireless handsets increased 5.6% to approximately 1.258 million, up from 1.191 million in the first quarter of fiscal 2003. This increase was primarily due to new product introductions of camera phones with CDMA 1x technology. The average selling prices of the company's handsets increased to $179 per unit for the three months ended February 29, 2004 from $171 in February 28, 2003 due to higher selling prices of new product introductions.

Earnings per share for the fiscal first quarter of 2004 were $0.09 basic and $0.08 diluted compared to $0.06 basic and $0.05 diluted in the fiscal first quarter of 2003. Net income for the three months ended February 29, 2004 was

                                    - more -
                                  Exhibit 99.1

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Audiovox Corporation Reports Fiscal First Quarter 2004 Results
Page 2 of 5

was approximately $1.9 million as compared to $1.2 million in the comparable period in 2003. Earnings were affected by strong sales in both divisions and increased other income but offset by decreased gross margins and increased operating expenses.

Commenting on the quarter's performance, John Shalam, Chairman, President and CEO of Audiovox Corporation stated, "We were able to post higher sales and profits in the first quarter despite the fact that the first fiscal quarter is typically our slowest in terms of sales. I am especially pleased with the strong growth in our Electronics group specifically in the consumer electronics product lines, which posted a year-over-year sales increase of over 100%. Strategic acquisitions made in the sound category are beginning to have an impact on our top-line performance and we are excited about several programs in place for the second half of the year. On the Wireless front, demand for our newer digital products remained strong and we continued to strengthen relationships with the leading CDMA carriers in North America."

Gross Profit

Gross profit margins for the fiscal first quarter of 2004 fell slightly to 8.3% from 8.6% in the fiscal first quarter last year as both groups experienced a decline. The decline was due primarily to lower margins on older phone models, DVD players and FRS Radios as well as increased sales of lower margin consumer electronics. While margins for both groups declined, the change in the mix of sales between Wireless and Electronics has affected the consolidated margins in a favorable way as traditionally higher margin Electronics represented a larger percentage of consolidated sales.

Operating Expenses

Operating expenses increased to $28.7 million for the three months ended February 29, 2004, as compared to $21.0 million in the first fiscal quarter of 2003. As a percentage of net sales, operating expenses increased to 7.6% versus 7.1% in the comparable period last year. Major components of this increase were in commissions, advertising, executive and office salaries and professional fees, primarily in the Electronics Group as a result of recent acquisitions and general growth in business. Wireless operating expenses increased $0.2 million during the fiscal first quarter 2004, however, as a percentage of net sales, declined to 3.3% compared to 3.6% in the fiscal first quarter of 2003. Operating income for the three months ended February 29, 2004 was $2.6 million, compared to $4.5 million in the prior year.

Balance Sheet-Selected Items

Accounts receivable as of February 29, 2004 was $183.8 million compared to $266.4 million at November 30, 2003. Inventory as of February 29, 2004 was $265.9 million versus $219.7 million at November 30, 2003, with ACC inventory levels as of February 29, 2004 at $128.2 million and AEC inventory levels at $137.7 million. The company's stockholder equity as of February 29, 2004 was $328.0 million.

                                    - more -
                                  Exhibit 99.1

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Audiovox Corporation Reports Fiscal First Quarter 2004 Results
Page 3 of 5

Potential Sale of Audiovox Communications Corporation (ACC)

On February 19, 2004, the Company announced that it had signed a non-binding letter of intent to sell a controlling interest in its Wireless subsidiary, ACC, to Curitel Communications, Inc., a leading South Korean mobile phone maker (Curitel). As announced on that date, Audiovox Corporation must also consider all proposals submitted.

Due to the ongoing negotiations and the material impact a potential sale might have on the Company's operations and forward-looking statements, there will be no conference call held at this time. If and when a transaction is concluded, the company will provide further commentary.

About Audiovox

Audiovox Corporation is an international leading company in consumer electronics and communications. The Company conducts its business through subsidiaries and markets its products both domestically and internationally under its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to several customers. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Safe-Harbor Language

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward- looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal fourth quarter and year ended November 30, 2003 and Form 10-Q for the fiscal first quarter ended February 29, 2004.

Company Contact:                      Public and Investor Relations Contact:
-----------------                     --------------------------------------
C. Michael Stoehr, SVP/CFO            Glenn Wiener
Audiovox Corporation                  GW Communications
(631) 231-7750                        (212) 786-6011 or gwiener@GWCco.com

                              - Tables to Follow -


                                   AUDIOVOX CORPORATION AND SUBSIDIARIES
                                   Consolidated Statements of Operations
                    For the Three Months Ended February 28, 2003 and February 29, 2004
                              (In thousands, except share and per share data)
                                                (unaudited)


                                                                               Three Months Ended
                                                                     -----------------------------------
                                                                      February 28,         February 29,
                                                                        2003                  2004
                                                                      ------------         ------------

Net sales                                                             $    296,818         $    376,884
Cost of sales                                                              271,350              345,518
                                                                      ------------         ------------
Gross profit                                                                25,468               31,366
                                                                      ------------         ------------

Operating expenses:
   Selling                                                                   7,303                9,920
   General and administrative                                               12,305               17,106
   Warehousing and technical support                                         1,399                1,703
                                                                      ------------         ------------
       Total operating expenses                                             21,007               28,729
                                                                      ------------         ------------

Operating income                                                             4,461                2,637
                                                                      ------------         ------------

Other income (expense):
   Interest and bank charges                                                (1,105)              (1,435)
   Equity in income of equity investees                                        371                1,003
   Other, net                                                               (1,099)                 851
                                                                      ------------         ------------
       Total other income (expense), net                                    (1,833)                 419
                                                                      ------------         ------------

Income before provision for income taxes and minority interest               2,628                3,056
Provision for income taxes                                                   1,040                  800
Minority interest expense income (expense)                                    (380)                (386)
                                                                      ------------         ------------

Net income                                                            $      1,208         $      1,870
                                                                      ============         ============

Net income per common share (basic)                                   $       0.06         $       0.09
                                                                      ============         ============

Net income per common share (diluted)                                 $       0.05         $       0.08
                                                                      ============         ============

Weighted average number of common shares outstanding (basic)            21,830,480           21,922,100
                                                                      ============         ============
Weighted average number of common shares outstanding (diluted)          22,021,548           22,254,488
                                                                      ============         ============


                                  Exhibit 99.1


                                            AUDIOVOX CORPORATION AND SUBSIDIARIES
                                                 Consolidated Balance Sheets
                                       (In thousands, except share and per share data)

                                                                                         November 30,      February 29,
                                                                                            2003              2004
                                                                                         ------------      ------------
                                                                                                            (unaudited)
Assets
Current assets:
   Cash                                                                                   $   4,702         $   4,981
   Accounts receivable, net                                                                 266,421           183,782
   Inventory, net                                                                           219,664           265,917
   Receivables from vendors                                                                   7,830            14,018
   Prepaid expenses and other current assets                                                 12,371            15,412
   Deferred income taxes                                                                      9,531             8,437
                                                                                          ---------         ---------
       Total current assets                                                                 520,519           492,547
Investment securities                                                                         9,512             9,977
Equity investments                                                                           13,142            11,613
Property, plant and equipment, net                                                           20,242            20,069
Excess cost over fair value of assets acquired                                                7,532             7,022
Intangible assets                                                                             8,043             8,043
Other assets                                                                                    713               650
                                                                                          ---------         ---------
                                                                                          $ 579,703         $ 549,921
                                                                                          =========         =========
Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                                                       $  94,864         $  80,011
   Accrued expenses and other current liabilities                                            42,816            40,230
   Accrued sales incentives                                                                  21,894            10,481
   Income taxes payable                                                                      13,218            10,872
   Bank obligations                                                                          39,940            40,599
   Current portion of long-term debt                                                          3,433             2,555
                                                                                          ---------         ---------
       Total current liabilities                                                            216,165           184,748
Long-term debt                                                                               18,289            17,236
Capital lease obligation                                                                      6,070             6,054
Deferred income taxes                                                                         3,178             2,360
Deferred compensation                                                                         5,280             6,096
                                                                                          ---------         ---------
       Total liabilities                                                                    248,982           216,494
                                                                                          ---------         ---------
Minority interest                                                                             4,993             5,378
                                                                                          ---------         ---------
Commitments and contingencies
Stockholders' equity:
   Preferred stock, $50 par value; 50,000 shares authorized and outstanding,
       liquidation preference of $2,500 per share                                             2,500             2,500
   Series preferred stock $.01 par value, 1,500,000 shares authorized; no shares
       issued or outstanding                                                                   --                --
   Common stock:
       Class A $.01 par value; 60,000,000 shares authorized; 20,728,382 and
         20,735,846 shares issued at November 30, 2003 and February 29, 2004, respectively; and 19,655,645 and 19,664,889 shares outstanding at
         November 30, 2003 and February 29, 2004, respectively                                  207               207
       Class B $.01 par value convertible; 10,000,000 shares authorized; 2,260,954
         shares issued and outstanding                                                           22                22
   Paid-in capital                                                                          252,104           252,203
   Retained earnings                                                                         80,635            82,505
   Accumulated other comprehensive loss                                                      (1,229)             (891)
   Treasury stock, at cost, 1,072,737 and 1,070,957 shares of Class A common stock
       at November 30, 2003 and February 29, 2004, respectively                              (8,511)           (8,497)
                                                                                          ---------         ---------
       Total stockholders' equity                                                           325,728           328,049
                                                                                          ---------         ---------
       Total liabilities and stockholders' equity                                         $ 579,703         $ 549,921
                                                                                          =========         =========



                                  Exhibit 99.1